Green Power Enterprises, Inc.

Av Brig. Faria Lima

1485-19 Andar

Brasilinvest Plaza CEP 01452-002

Sao Paulo

Brazil

October 24, 2007

Gentlemen,

We hereby agree that, until such time as Green Power Enterprises, Inc. (“Company") consummates its initial business combination, Mario Garnero and Fernando Garnero shall be entitled to show all appropriate business combinations to the Company prior to the Brazilinvest Group.

Sincerely,

/s/ Mario Garnero

Mario Garnero

Chairman

Brasilinvest Group